Exhibit 99.14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No 333-295186 on Form N-14 of Opportunistic Credit Interval Fund of our report dated March 2, 2026, relating to the financial statements and financial highlights of Yieldstreet Alternative Income Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2025, and to the references to us under the headings "Financial Highlights” of “The Acquired Fund" and “Other Service Providers” of “The Acquired Fund” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 29, 2026